                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.1

(BURLINGTON RESOURCES LOGO)                                         NEWS RELEASE


----------------------------------------------------------------------------------------------------
TO: DAILY PAPERS, TRADE PRESS            FOR: IMMEDIATE    COMPANY CONTACTS:
    FINANCIAL AND SECURITY ANALYSTS           RELEASE
                                                           FINANCIAL: JOHN CARRARA     713-624-9548
                                                           MEDIA:     JAMES BARTLETT   713-624-9354
    BURLINGTON RESOURCES WEB SITE: www.br-inc.com                                      BR0416
----------------------------------------------------------------------------------------------------

                      BURLINGTON RESOURCES ACHIEVES RECORD
                  QUARTERLY PRODUCTION AND 32 PERCENT INCREASE
                    IN FIRST-QUARTER EARNINGS TO $354 MILLION

HOUSTON, TEXAS, APRIL 21, 2004 -- Burlington Resources Inc. (NYSE: BR and TSX:
B) today reported estimated earnings during the first quarter of 2004 of $354 million, or $1.78 per diluted share, a 32 percent increase over the $269 million, or $1.33 per diluted share, earned during the first quarter of 2003. Included in the 2003 results was a non-cash after-tax charge of $59 million, or $0.29 per share, for a change in accounting principle related to future asset retirement obligations. The increase in 2004 first-quarter earnings was attributable to a 14 percent rise in total production to a new quarterly record of 2,849 million cubic feet of natural gas equivalent per day (MMcfed), from 2,490 MMcfed during the prior year's quarter. Commodity price realizations were essentially flat.

Net cash provided by operating activities increased to $742 million from $589 million during the prior year's quarter. Discretionary cash flow(1) increased to $812 million from $721 million during the prior year's quarter. In addition, at the end of the first quarter the company's balance sheet included more than $1 billion in cash and cash equivalents, an increase of $270 million during the quarter.

Share repurchases during the quarter totaled approximately 1.6 million shares for $90 million at an average cost of $58.10 per share. This brings the cumulative number of shares acquired since the late-2000 resumption of Burlington's share repurchase program to more than 25.2 million shares for $1 billion, or an average cost of $45.31 per share.

"These outstanding results confirm that we are entering what we believe will be a period of sustainable growth for our company," said Bobby S. Shackouls, chairman, president and chief executive officer. "Our North American core properties continue performing strongly, while the major international development programs are ramping up during a very favorable price window. Our progress as well as our future prospects give us confidence in our goal of generating 20 percent cumulative production growth during the three-year period beginning with 2004."

Burlington's first-quarter production growth included a 4 percent increase in natural gas production to 1,953 million cubic feet per day (MMcfd), from 1,872 MMcfd during the prior year's quarter. Natural gas liquids (NGLs) production increased 5 percent to 66.9 thousand barrels per day (Mbd), from 63.7 Mbd during the prior year's quarter. Crude oil production increased 110 percent to 82.4 Mbd, from 39.3 Mbd during the prior year's quarter.

The substantially higher crude oil volumes were attributable to higher production from the Williston Basin in the U.S., and from start-ups during 2003 of several fields located in Algeria, China and elsewhere. Increases in natural gas and NGLs production resulted primarily from higher volumes in the Barnett Shale trend in North Texas, and from properties in South Louisiana and Northwestern Europe. During the quarter Burlington conducted ongoing development in virtually all its major properties.

The company's realizations for natural gas were $5.31 per Mcf, compared to $5.29 per Mcf during the same quarter in 2003. Price realizations for NGLs were $22.08 per barrel, compared to $22.07 per barrel during the prior year's quarter. Crude oil price realizations were $29.57 per barrel, down from $29.74 per barrel during the prior year's quarter.

2004 OUTLOOK

Production - Burlington expects strong volume growth compared to 2003, as a result of anticipated increases in both North American and international production. The guidance breakdown by geographic region and product follows:

                                            2nd-Quarter 2004     Full-Year 2004
                                                Estimate            Estimate
                                            ----------------     --------------
         Gas (MMcfd)
                  U.S.                         840  -   885         860  -   905
                  Canada                       825  -   860         825  -   865
                  Other International          140  -   170         185  -   230
                                             --------------       --------------
                         Total               1,805  - 1,915       1,870  - 2,000
         Natural Gas Liquids (Mbd)
                  U.S.                        39.5  -  42.5        40.0  -  42.0
                  Canada                      25.5  -  27.0        25.0  -  27.0
                  Other International          0.0  -   0.0         0.0  -   0.0
                                             --------------       --------------
                         Total                65.0  -  69.5        65.0  -  69.0
         Crude Oil (Mbd)
                  U.S.                        32.5  -  34.2        32.5  -  35.0
                  Canada                       5.0  -   5.5         5.0  -   5.5
                  Other International         31.0  -  39.0        35.0  -  41.0
                                             --------------       --------------
                         Total                68.5  -  78.7        72.5  -  81.5
                                             --------------       --------------
         Total Equiv. Prod. (MMcfed)         2,606  - 2,804       2,695  - 2,903
                                             ==============       ==============

North American Natural Gas Hedges - As of April 14, 2004, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price using an estimate of differentials between the NYMEX price and regional prices. Detailed hedging information is available on Burlington's Web site at www.br-inc.com/docs/hedge.pdf.

                                     2nd-Q. 2004     3rd-Q. 2004     4th-Q. 2004
                                     -----------     -----------     -----------
         Costless collar volumes     419 MMcfd        306 MMcfd       266 MMcfd
              Floor price            $4.59/Mcf        $4.71/Mcf       $4.72/Mcf
              Ceiling price          $6.43/Mcf        $6.49/Mcf       $6.64/Mcf
         Sell swaps                  39 MMcfd         39 MMcfd        39 MMcfd
              Sales price            $3.58/Mcf        $3.63/Mcf       $3.61/Mcf
         Fixed price sales           45 MMcfd
              Sale price             $5.97/Mcf

Other 2004 Financial Parameters - Estimated expenses for the second quarter and full year are:

                                           2nd-Q. 2004             Full-Year 2004
                                           -----------             --------------
         Operating costs*              $0.55 to $0.59/Mcfe      $0.52 to $0.56/Mcfe
         Administrative costs          $0.16 to $0.19/Mcfe      $0.16 to $0.19/Mcfe
         Transportation costs          $0.42 to $0.46/Mcfe      $0.41 to $0.45/Mcfe
         Depletion, depreciation
              & amortization           $1.12 to $1.16/Mcfe      $1.10 to $1.15/Mcfe
         Interest expense              $68 MM to $72 MM         $275 MM to $280 MM
         Exploration costs             $55 MM to $75 MM         $235 MM to $255 MM

         * Formerly production and processing

In addition, Burlington anticipates an effective income tax rate of 33 to 37 percent for the full year of 2004. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.

An income statement, statistics and non-GAAP reconciliation tables for the first quarter accompany this release.

Burlington will webcast a conference call to discuss its first-quarter 2004 earnings and operations. The call will take place on Thursday, April 22 at 12 p.m. Central time. All materials and information related to the conference call, this press release and a package of financial and statistical information may be accessed from the Burlington Resources Web site home page (www.br-inc.com) by selecting the link entitled "1st Qtr 2004 Conference Call Info Page," and then selecting the resource desired.

Burlington Resources ranks among the world's largest independent oil and gas companies, and holds one of the industry's leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1) See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow.


--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company's periodic reports filed with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                            BURLINGTON RESOURCES INC.
                 RECONCILIATION OF GAAP TO NON-GAAP MEASURE (a)
                             DISCRETIONARY CASH FLOW
                                 ($ IN MILLIONS)


Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

                                                   First Quarter
                                                   -------------
                                                   2004     2003
                                                   ----     ----
Net cash provided by operating activities          $742     $589
     Adjustments:
         Working capital                             63      122
         Changes in other assets and liabilities      7       10
                                                   ----     ----
Discretionary cash flow                            $812     $721
                                                   ====     ====


(a)  GAAP - Generally Accepted Accounting Principles.


Management believes that the non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company's ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

                            BURLINGTON RESOURCES INC.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                                                                            FIRST QUARTER
                                                                                          ------------------
                                                                                            2004       2003
                                                                                          -------    -------
                                                                              (In Millions, Except per Share Amounts)
Revenues ..............................................................................   $ 1,308    $ 1,128
                                                                                          -------    -------

Costs and Other Income - Net
Taxes Other than Income Taxes .........................................................        59         48
Transportation Expense ................................................................       110         99
Operating Costs .......................................................................       131        102
Depreciation, Depletion and Amortization ..............................................       277        203
Exploration Costs .....................................................................        60         68
Administrative ........................................................................        48         42
Interest Expense ......................................................................        71         64
(Gain)/Loss on Disposal of Assets .....................................................         8         (1)
Other Expense (Income) - Net ..........................................................        (3)         4
                                                                                          -------    -------
       Total Costs and Other Income - Net .............................................       761        629
                                                                                          -------    -------

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle ....       547        499
Income Tax Expense ....................................................................       193        171
                                                                                          -------    -------

Income Before Cumulative Effect of Change in Accounting Principle .....................       354        328
Cumulative Effect of Change in Accounting Principle - Net .............................        --        (59)
                                                                                          -------    -------

Net Income ............................................................................   $   354    $   269
                                                                                          =======    =======

Earnings per Common Share

Basic
     Before Cumulative Effect of Change in Accounting Principle .......................   $  1.79    $  1.63
     Cumulative Effect of Change in Accounting Principle - Net ........................        --      (0.29)
                                                                                          -------    -------
     Net Income .......................................................................   $  1.79    $  1.34
                                                                                          =======    =======

Diluted
     Before Cumulative Effect of Change in Accounting Principle .......................   $  1.78    $  1.62
     Cumulative Effect of Change in Accounting Principle - Net ........................        --      (0.29)
                                                                                          -------    -------
     Net Income .......................................................................   $  1.78    $  1.33
                                                                                          =======    =======

Basic Common Shares ...................................................................       197        201
                                                                                          =======    =======
Diluted Common Shares .................................................................       198        202
                                                                                          =======    =======


 This statement should be read in conjunction with the attached press release.

                            BURLINGTON RESOURCES INC.
                            SALES VOLUMES AND PRICES


                                           2004                          2003                                 Year Ended
                                         -------     -----------------------------------------       ------------------------------
                                          First       First     Second       Third     Fourth
                                         Quarter     Quarter    Quarter     Quarter    Quarter         2003       2002       2001
                                         -------     -------    -------     -------    -------       --------   --------   --------
SALES VOLUMES
   Gas (MMCF/Day)
      U.S.                                   880         867        875         848        870           865        949      1,121
      Canada                                 846         852        868         873        876           867        802        433
      Other International                    227         153        136         168        211           167        165        170
                                         -------     -------    -------     -------    -------       -------    -------    -------
             Worldwide                     1,953       1,872      1,879       1,889      1,957         1,899      1,916      1,724
                                         -------     -------    -------     -------    -------       -------    -------    -------
   NGLs (MBBLS/Day)
      U.S.                                  40.8        35.7       34.6        35.9       43.1          37.4       32.7       34.6
      Canada                                26.1        28.0       28.5        27.1       26.1          27.4       27.4       12.5
                                         -------     -------    -------     -------    -------       -------    -------    -------
             Worldwide                      66.9        63.7       63.1        63.0       69.2          64.8       60.1       47.1
                                         -------     -------    -------     -------    -------       -------    -------    -------
   Oil (MBBLS/Day)
      U.S.                                  32.1        27.6       28.8        30.0       30.7          29.3       35.4       44.0
      Canada                                 5.8         5.1        5.2         5.2        4.9           5.1        7.8       11.9
      Other International                   44.5         6.6        6.7        12.1       22.9          12.1        5.9        7.3
                                         -------     -------    -------     -------    -------       -------    -------    -------
             Worldwide                      82.4        39.3       40.7        47.3       58.5          46.5       49.1       63.2
                                         -------     -------    -------     -------    -------       -------    -------    -------
             Total Equivalent (MMCFE/D)    2,849       2,490      2,502       2,551      2,723         2,567      2,571      2,386
                                         -------     -------    -------     -------    -------       -------    -------    -------
AVERAGE REALIZED PRICES
   Gas ($/MCF)
      U.S.                               $  5.52     $  5.27    $  4.94     $  4.91    $  4.38       $  4.87    $  3.39    $  3.99
      Canada                                5.53        5.72       5.34        4.90       4.57          5.12       3.17       4.60
      Other International                   3.69        3.02       2.72        2.46       3.81          3.07       2.27       2.83
                                         -------     -------    -------     -------    -------       -------    -------    -------
   Combined including hedging               5.31        5.29       4.96        4.68       4.40          4.83       3.20       4.03
      Hedging loss (gain)                  (0.01)       0.23       0.07        0.04       0.03          0.09      (0.16)      0.48
                                         -------     -------    -------     -------    -------       -------    -------    -------
   Combined before hedging               $  5.30     $  5.52    $  5.03     $  4.72    $  4.43       $  4.92    $  3.04    $  4.51
                                         -------     -------    -------     -------    -------       -------    -------    -------
   NGLs ($/BBL)
      U.S.                               $ 19.98     $ 19.54    $ 17.26     $ 17.81    $ 18.96       $ 18.42    $ 13.23    $ 14.75
      Canada                               25.36       25.31      20.07       23.88      23.16         23.08      15.92      22.50
                                         -------     -------    -------     -------    -------       -------    -------    -------
   Combined                              $ 22.08     $ 22.07    $ 18.53     $ 20.42    $ 20.54       $ 20.40    $ 14.46    $ 16.79
                                         -------     -------    -------     -------    -------       -------    -------    -------
   Oil ($/BBL)
      U.S.                               $ 31.70     $ 30.87    $ 26.93     $ 27.66    $ 27.09       $ 28.08    $ 23.16    $ 22.63
      Canada                               32.78       35.68      27.96       32.30      28.52         31.11      28.32      26.51
      Other International                  27.62       20.32      29.74       23.67      22.48         23.49      24.30      23.42
                                         -------     -------    -------     -------    -------       -------    -------    -------
   Combined including hedging              29.57       29.74      27.53       27.16      25.40         27.22      24.11      23.45
      Hedging loss (gain)                   0.32        0.44         --          --         --          0.09      (0.18)      1.10
                                         -------     -------    -------     -------    -------       -------    -------    -------
   Combined before hedging               $ 29.89     $ 30.18    $ 27.53     $ 27.16    $ 25.40       $ 27.31    $ 23.93    $ 24.55
                                         -------     -------    -------     -------    -------       -------    -------    -------